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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                  CONTACT:  DENNIS A. KUNETKA
                                       (713) 224-7400

                           DEEPTECH INTERNATIONAL INC.
                        ELECTS COMMON STOCK OPTION UNDER
                              TATHAM OFFSHORE, INC.
                             RESTRUCTURING AGREEMENT

Houston, Texas (December 17, 1997) - DeepTech International Inc. (Nasdaq: DEEP) announced today that its Board of Directors has elected to exercise the common stock option under its restructuring agreement with Tatham Offshore, Inc. (Nasdaq: TOFF). Under the common stock option, $60.0 million of Subordinated Notes has been converted into common stock of Tatham Offshore. The conversion rate was based on the average trading price of Tatham Offshore common stock for the ten prior trading days. As a result of this transaction, all of Tatham Offshore's debt has been eliminated.

As a result of the conversion of the Subordinated Notes, DeepTech was issued approximately 26.7 million shares of Tatham Offshore common stock. DeepTech now holds approximately 94% of the currently outstanding shares of common stock of Tatham Offshore.

Tatham Offshore is an independent energy company engaged in the exploration, development and production of oil and gas reserves located offshore the United States in the Gulf of Mexico and offshore eastern Canada. Tatham Offshore Canada, Ltd., a wholly-owned subsidiary, is the Canadian representative and General Partner of North Atlantic Pipeline Partners, L.P. North Atlantic is the sponsor of a proposal to build an offshore pipeline from the Grand Banks area of Newfoundland to New England.

DeepTech is a diversified energy company engaged, through its operating subsidiaries, in offshore contract drilling services and the acquisition, development, production, processing, transportation and marketing of, and the exploration for, oil and gas located offshore the United States in the Gulf of Mexico and offshore eastern Canada. DeepTech has ownership interests in two publicly traded subsidiaries, an effective 23.2% interest in Leviathan Gas Pipeline Partners, L.P. (NYSE: LEV) and an approximate 94% interest in Tatham Offshore.